Exhibit 16.1

September 23, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of Vicarious Surgical Inc. (formally known as D8 Holdings Corp.) included under Item 4.01 of its Form 8-K dated September 17, 2021. We agree with the statements concerning our Firm under Item 4.01, specifically in which we were informed of our dismissal on September 17, 2021.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York